CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, each incorporated by reference in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-4), File No. 333-281598, (the “Registration Statement”) of Transamerica Financial Life Insurance Company.

We also consent to the use of our report dated April 10, 2025, with respect to the statutory-basis financial statements and supplementary information of Transamerica Financial Life Insurance Company for the year ended December 31, 2024, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
August 18, 2025